Exhibit 10.1

OPEN PRICE POWER SUPPLY AGREEMENT

ENTERED INTO BY AND BETWEEN ELECTROPERÚ S.A.

AND CEMENTOS PACASMAYO S.A.A.

This Open Price Power Supply Contract is hereby entered into by and between:

The Supplier, electricity generation company ELECTROPERÚ S.A., holder of Tax ID Number (RUC) 20100027705, with registered office at Av. Pedro Miotta 421, San Juan de Miraflores, Province and Department of Lima, acting by and through its General Manger, César Raúl TENGAN MATSUTAHARA, identified by National Identity Card (DNI) 08557857, vested by powers of attorney registered in Electronic Entry 11009718 of the Registry of Companies of the Public Records Office in and for Lima and Callao (hereinafter, THE POWER SUPPLIER); and

The Customer, CEMENTOS PACASMAYO S.A.A., holder of Tax ID Number (RUC) 20419387658, with principal place of business at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, Province and Department of Lima, acting by and through Messrs. Lino ABRAM CABALLERINO, identified by National Identity Card (DNI) 09137017, and Humberto NADAL DEL CARPIO, identified by National Identity Card (DNI) 07785454, vested by powers of attorney registered in Entry 11076338 of the Registry of Companies in and for Lima (hereinafter, THE CUSTOMER) under the following terms and conditions:

ARTICLE ONE: RECITALS

1.1        THE POWER SUPPLIER is a corporation duly authorized to carry out electric energy generation and transmission activities, in accordance with the generation and transmission concession agreements entered into with the Ministry of Energy and Mines, put into the form of a notarially recorded instrument on February 20, 1995.

1.2        THE CUSTOMER is a cement company which has recently entered into a power supply contract with Kallpa Generación S.A., for a Maximum Power Supply of 9 MW during Peak Hours and 16 MW, during Off-Peak Hours, which expires on July 1, 2012.

1.3        THE CUSTOMER requires for THE POWER SUPPLIER to provide additional electricity over and above that provided hereunder in Sub-clause 1.2 and for all requirements of its own operations up to December 31, 2020.

1.4        The Parties hereby agree that this is an Open Price Power Supply Contract, in accordance with Section 44 of the Law.

ARTICLE TWO: DEFINITIONS

When the terms defined in Exhibit 1 are used in this Contract, they shall have the meaning ascribed thereto in such exhibit. When the context so requires, the terms defined in Exhibit 1 shall have the same meaning, whether they are used in singular or in plural.

ARTICLE THREE: PURPOSE

3.1        Power Supply

From the Start Date, THE POWER SUPPLIER agrees to supply and make available to THE CUSTOMER at the Points of Delivery, the maximum power (hereinafter, Maximum Power) during Peak Hours and during Off-Peak Hours as established in the following schedule:

	Maximum Power (MW)
		2012
	2011	January 1 to June 30	July 1 to December 31	2013	2014	2015	2016	2017	2018	2019	2020
Peak Hours	16,0	16,0	25,0	34,0	29,5	29,5	36,0	42,0	36,0	44,5	57,5
Off-Peak Hours	24,0	24,0	40,0	50,0	50,0	52,0	52,0	52,0	62,0	65,0	66,0

The Maximum Power values and their application start and end dates anticipated for every year as from 2013, shall be confirmed or modified by the CUSTOMER by written notice forwarded to THE POWER SUPPLIER on a date no later than September 30 — or on the date immediately preceding business day, in case September 30 is a non-business day — of the year immediately preceding in relation to the year corresponding to the Maximum Power and the respective start and end dates subject of confirmation or modification. Under no circumstances may the values of the Maximum Power modified by the CUSTOMER exceed 110% (hundred and ten percent) of the initial values established in the schedule for each period.

In absence of such written notice by THE CUSTOMER, or if the notice was received by THE POWER SUPPLIER after the said day and month, the Parties shall consider that the value to apply will be the Maximum Power determined in the schedule and that the application start and end dates of such Maximum Power, will be January 1 and December 31, respectively, of the year fixed in such schedule.

The Maximum Power represents the Maximum Power Supply obligations of THE POWER SUPPLIER to THE CUSTOMER. The Parties agree to establish — in favor of THE CUSTOMER — a tolerance of 5% (five percent) of the Maximum Power being applicable; thus, THE CUSTOMER may eventually consume power quantities in excess of the Maximum Power, up to a maximum limit of 5% (five percent) of the applicable Maximum Power, without paying any power excess penalty established in Sub-clause 5.2. This tolerance limit shall be applicable only whenever the power supply to THE CUSTOMER — at the Point of Delivery established in Article Seven — is not shared by THE POWER SUPPLIER with some other supplier.

As from the Start Date, THE CUSTOMER agrees to purchase the Minimum Power (hereinafter, Minimum Power) during Peak Hours and during Off-Peak Hours, and to pay the power charges agreed in Sub-clause 6.2.2. For the purposes hereof, the values of the Minimum Powers are equivalent to 30% (thirty percent) of the respective values of the applicable Maximum Power; this value, with respect to the Maximum Power of the schedule mentioned above, is as follows:

	Minimum Power (MW)
		2012
	2011	January 1 to June 30	July 1 to December 31	2013	2014	2015	2016	2017	2018	2019	2020
Peak Hours and Off-Peak Hours	4,8	4,8	7,5	10,2	8,9	8,9	10,8	12,6	10,8	13,4	17,3

The Minimum Power represents the minimum power purchase obligations of THE CUSTOMER from THE POWER SUPPLIER.

Without prejudice to any increased to the previously prescribed Maximum Power, in case THE CUSTOMER requires increases in the Maximum Power, it may request the additional supply from THE POWER SUPPLIER, in writing, no less than sixty (60) days in advance. In that case, the Parties shall establish the conditions applicable to such increases by mutual agreement.

3.2        Energy Supply

As from the Start Date, THE POWER SUPPLIER agrees to provide on a monthly basis to THE CUSTOMER, at each of the Points of Delivery, the Maximum Power.

As from the Start Date, THE CUSTOMER agrees to purchase and pay on a monthly basis to THE POWER SUPPLIER, the charge for Active Energy agreed in Sub-clause 6.2.4; and, when applicable, the charge for Reactive Energy agreed in Sub-clause 6.4.

3.3        Excess Consumption

THE POWER SUPPLIER shall not be obliged to supply at the Points of Delivery more power than the Maximum Power established in Sub-clause 3.1, or more energy than the Maximum Power established in Sub-clause 3.2.

In case that (i) during more then two (2) consecutive months, or more then three (3) non-consecutive months during the course of a calendar year, the Monthly Maximum Demand During Peak Hours of THE CUSTOMER exceeds the respective Maximum Power plus the tolerance agreed upon in Sub-clause 3.1, where applicable, or (ii) the Active Energy consumption of THE CUSTOMER exceeds the Maximum Power During Peak Hours and/or the Maximum Power During Off-Peak Hours for more than two (2) consecutive months, or for more then three (3) non-consecutive months during the course of a calendar year — without prejudice to the penalties charges agreed upon in Sub-clauses 5.2 and 5.3 — THE POWER SUPPLIER shall notify THE CUSTOMER in writing about such cases of non-compliance. In such cases, if the Parties do not agree to increase the respective Maximum Power, THE CUSTOMER shall be obliged to enter into contracts with other suppliers for the additional power supply in sufficient amount to cater to such excess.

3.4        Modification to the Power under Contract

Only by agreement of the Parties, pursuant to Sub-clause 18.1 may the maximum and minimum power commitments set out in Sub-clause 3.1 be expanded or reduced.

The Parties agree that the supply subject matter of the Contract is of an exclusive nature. Without prejudice to the above, THE CUSTOMER may enter into contracts with other suppliers for its power and energy requirements in addition to the maximum commitments of Power Supply and of energy set out in Sub-clauses 3.1 and 3.2, respectively, only whenever: (i) THE CUSTOMER had entered into a contract with another supplier for part of its power supply requirements on a date prior to that of the signing of this Contract; or, (ii) the Parties had not reached agreement as to the increase of power requested by the CUSTOMER within thirty (30) calendar days following the filing of the request by the latter to THE POWER SUPPLIER, pursuant to the provisions of Sub-clause 3.1. In this case, THE CUSTOMER may enter into contracts with other suppliers for the difference between its total power requirement and the Maximum Power under contract with THE POWER SUPPLIER, invalidating the tolerance of consumer power established in 3.1.

To the extent the power supply of THE CUSTOMER provided by Kallpa Generation S.A., as referred to in Sub-clause 1.2 of Article One, is in effect, that is to say, up to June 30, 2012, the Monthly Maximum Demand of THE CUSTOMER shall be divided between all the electricity suppliers of THE CUSTOMER based on its maximum power under contract or agreed upon, so that the portion corresponding to THE POWER SUPPLIER will be proportional to the Maximum Power fixed in Sub-clause 3.1 with respect to the total maximum power under contract or agreed upon. In the same case mentioned above, THE POWER SUPPLIER shall assume the part of the total energy consumed monthly by the CUSTOMER, in proportion to the Maximum Power established in 3.1 with respect to the corresponding Monthly Maximum Demand of THE CUSTOMER.

ARTICLE FOUR: TERM

This Contract shall come into force on the date of signing by the representatives of both parties; and it shall end on December 31, 2020.

Without prejudice to the provisions of this clause concerning the term of the Contract, the power supply subject matter of this Contract shall begin on the Start Date defined in Item 14 of Exhibit 1.

ARTICLE FIVE: PRICES, PENALTIES AND ADJUSTMENTS

5.1        For the supply subject matter of the Contract, THE CUSTOMER shall pay monthly to THE POWER SUPPLIER the unit prices set out in Exhibit 2 for the power and for the Active Energy, without prejudice to the provisions of 6.2.7.

5.2        In case that the Monthly Coincident Demand of THE CUSTOMER exceeds the sum of the corresponding Maximum Power plus the consumer power tolerance established in 3.1, where applicable, this excess shall be paid by the CUSTOMER with a penalty; to that effect, THE POWER SUPPLIER shall bill and THE CUSTOMER shall pay the price of power set forth in Exhibit 2, plus a penalty of 25% (twenty-five percent) of this price.

5.3        In case that in the Peak Hour period or in the Off-Peak Hour period, the Monthly Maximum Demand During Peak Hours and/or the Monthly Maximum Demand During Off-Peak Hours exceeds the sum of the corresponding Maximum Power plus the consumer power tolerance established in 3.1, where applicable; and, as a result thereof, the monthly power consumption by THE CUSTOMER exceeds the Maximum Power During Peak Hours and/or the Maximum Power During Off-Peak Hours, such excess shall be billed by THE POWER SUPPLIER and paid by THE CUSTOMER as per the penalty equivalent to the portion proportional to such excess of energy of the Cost of Uninstalling Active Energy defined in Item 3 of Exhibit 1, plus 1,7% (one point seven percent).

For purposes of the billing of the penalty for such excess energy, the Cost of Uninstalling Active Energy stated in Nuevos Soles (S/.) shall be converted into US Dollars (US$) with application of the respective weighted average sell exchange rate in effect on the last business day of the supply month published by the Superintendency of Banking, Insurance and Private Pension Fund Management Companies or by the substituting competent body.

5.4        Since it is foreseeable that during the performance of the Contract, THE POWER SUPPLIER may sell power and energy to third parties at a price higher than that agreed to with THE CUSTOMER, or that THE CUSTOMER may purchase power and energy from other suppliers at a price lower than that agreed to in the Contract, the Parties hereby declare that they expressly assume such risks, as risks inherent to the Contract, and that since these assumptions are foreseeable, there shall not be file any claims concerning the modification of the agreed prices or the agreed adjustment formulas, for any reason whatsoever, it being understood that they reciprocally waive to any such claims.

5.5        The prices and penalties agreed to are net, that is to say, they do not include Value Added Tax (VAT) or the Contribution set forth in Law 28749, Item h)  — Rural Electrification Law, that shall be in the account of THE CUSTOMER. In addition, all future changes to the tax laws, which may establish taxes to be paid by electricity consumers, which must be passed on to THE CUSTOMER, shall result in an automatic adjustment to the agreed prices, in such manner that THE POWER SUPPLIER will always receive the agreed upon net prices.

ARTICLE SIX: BILLING AND PAYMENT

6.1        As from the Start Date and during the Contract’s term, the billing for the supply shall be performed monthly (calendar month) breaking down every one of the items billed; and in two invoices: one for the Power Supply and Active Energy, stated in US Dollars (US$); and another invoice for the charges for transmission; and, if applicable, for Reactive Energy, stated in Nuevos Soles (S/.).

6.2        The monthly billing for the Power Supply and for the Active Energy shall be performed by adding the charges for power and for Active Energy, to be obtained as follows:

6.2.1        When the Monthly Coincident Demand of THE CUSTOMER does not exceed the addition of the Maximum Power plus the consumer power tolerance established in 3.1, where applicable, THE POWER SUPPLIER shall bill and THE CUSTOMER shall pay the valuation of the Monthly Coincident Demand.

6.2.2       In case that the Monthly Coincident Demand is lower than the Minimum Power established in 3.1, THE POWER SUPPLIER shall bill and THE CUSTOMER shall pay the valuation of the respective Minimum Power, whether or not it has used such Minimum Power.

6.2.3       The billing of the excess power determined pursuant to the provisions of 5.2, shall be equal to the product of the multiplication of such excess by the respective price, plus the agreed upon penalty.

6.2.4       The monthly charge for Active Energy shall be equal to the product of the multiplication of the Active Energy used by the CUSTOMER by the price of Active Energy agreed to in 5.1.

6.2.5        In case that the power supply was shared with another power supplier, the power and the Active Energy to be billed by THE POWER SUPPLIER, in a regular situation where THE CUSTOMER does not have excess consumption, shall be determined in accordance with the following:

6.2.5.1        During the period comprised between January 1, 2011 and June 30, 2012, when the supply referred to in Sub-clause 1.2 is in effect:

Power:

PELP = DMC * (PMELP / (PMELP + PCOtro))

Active Energy:

EELP = E * (PELP / DMC)

Where:

PELP	:	Power to be billed by THE POWER SUPPLIER to THE CUSTOMER.

DMC	:	Monthly Coincident Demand of THE CUSTOMER.

PMELP	:	Maximum Power during Peak Hours under contract by THE POWER SUPPLIER and THE CUSTOMER established in 3.1; the fixed tolerance does not apply to such point.

PCOtro	:	Power under contract during Peak Hours by THE CUSTOMER with other supplier(s).

EELP	:	Monthly Active Energy to be billed by THE POWER SUPPLIER to THE CUSTOMER.

E	:	Total energy supplied to THE CUSTOMER by all its suppliers, including THE POWER SUPPLIER, recorded every fifteen (15) minutes of the corresponding month.

In case there is DMC in the Off-Peak Hours period set forth for the power in Point 4 of Exhibit 2, PMELP and PCOtro shall be those under contract for such Off-Peak Hours period.

6.2.5.2        During the period comprised between July 1, 2012 and December 31, 2020:

CASE 1: DMC <= PMELP

•	Power:

PELP = DMC

•	Active Energy:

EELP = E

CASE 2: DMC > PMELP

•	Power:

PELP = PMELP

•	Active Energy:

EELP = E * (PELP / DMC)

Where:

PELP	:	Power to be billed by THE POWER SUPPLIER to THE CUSTOMER.

DMC	:	Monthly Coincident Demand of THE CUSTOMER.

PMELP	:	Maximum Power During Peak Hours under contract with THE POWER SUPPLIER by THE CUSTOMER established in 3.1; the fixed tolerance does not apply to such point.

EELP	:	Monthly Active Energy to be billed by THE POWER SUPPLIER to THE CUSTOMER.

E	:	Total energy supplied to THE CUSTOMER by all its suppliers, including THE POWER SUPPLIER, recorded every fifteen (15) minutes of the corresponding month.

In case there is DMC in the Off-Peak Hours period set forth for the power in Point 4 of Exhibit 2, PMELP shall be that under contract for such Off-Peak Hours period.

6.2.6       In the event of congestion in the transmission systems of the SEIN and/or if there are restrictions or interruptions in the supply of natural gas for the generation of electricity, THE POWER SUPPLIER shall bill and THE CUSTOMER shall pay, in addition to the price of Active Energy set forth in 5.1, the additional costs, plus 1,7% (one point seven percent), that COES — in application to the legal provisions in force during the performance of the Contract — may assign THE

POWER SUPPLIER in the corresponding month, provided that: (i) this is the direct result of such situations, and (ii) they must be assumed by THE POWER SUPPLIER as a consequence of the supply to THE CUSTOMER. The costs to be paid by THE CUSTOMER shall be determined in the proportion represented by the Active Energy supplied to THE CUSTOMER during the occurrence of the mentioned events with respect to the total energy supplied by THE POWER SUPPLIER to all its customers affected by the occurrence of such events, during the same period.

For the purposes of the corresponding billing, the mentioned additional costs stated in Nuevos Soles (S/.) shall be converted into US Dollars (US$), with application of the corresponding weighted average sell exchange rate in effect on the last business day of the supply month, published by the Superintendency of Banking, Insurance and Private Pension Fund Management Companies or by the substituting competent body.

6.2.7       The billing for the excess energy determined pursuant to the provisions of 5.3 shall be equal to the product of the multiplication of such excess by the penalty agreed to in 5.3.

6.3        The power and Active Energy generation prices fixed and adjusted in accordance with the provisions of Exhibit 2, will be increased by the unit tolls for transmission — including the toll relating to the secondary transmission system and to the additional transmission system — determined and published by OSINERGMIN, including their respective updates. The Unit Toll for Connection to the Main Transmission System (PCSPT) shall include all charges set forth by OSINERGMIN.

6.4        THE CUSTOMER shall be solely liable for the payment associated with the consumption of inductive and capacitive Reactive Energy to the owner of the transmission systems up to the Point of Delivery, which may be attributable to the power supply to THE CUSTOMER. In case that the companies owning the bars located before or at the Point of Delivery, issued bills for payment by THE POWER SUPPLIER with some charge for inductive and/or capacitive Reactive Energy associated with the power supply from THE POWER SUPPLIER to THE CUSTOMER, based on the corresponding readings performed in the mentioned bars, THE POWER SUPPLIER shall pass on to THE CUSTOMER any eventual amounts billed for such items. In any case, billing for Reactive Energy shall take place in accordance with the regulations, criteria and prices set forth by OSINERGMIN.

6.5        THE POWER SUPPLIER shall forward to the electronic mail addresses specified by THE CUSTOMER, the calculation of the billing for the supply delivered, as well as the records of the meter used for such calculation, within the first five (5) calendar days of the month immediately following the consumption month. Subsequently, within the following five (5) calendar days, THE POWER SUPPLIER shall issue and submit the respective bills to THE CUSTOMER, accompanied by the supporting Exhibits. The bills must be paid or observed in full or in part by the CUSTOMER, with the relevant arguments and proof, within a term of fifteen (15) calendar days from the receipt of the bills duly accompanied by the supporting exhibits, provided that the meter’s records have been forwarded by electronic means.

6.6        If the bills were not paid or observed within the term specified in 6.5, THE POWER SUPPLIER shall bill and THE CUSTOMER shall pay regular interest in addition to arrears interest. Regular interest shall be determined based on the application of the Average Lending Rate in foreign currency (TAMEX) for bills in US Dollars (US$) and of the Average Lending Rate in Domestic Currency (TAMN) for bills in Nuevos Soles (S/.), published by the Superintendency of Banking, Insurance and Private Pension Fund Management Companies or by the substituting competent body, in effect up to the time of its application. The arrears interest shall be equivalent to 115% (one hundred and fifteen percent) of the regular interest.

Regular interest shall be applied as from the due date of the bill not paid on time, up to the eighth day following the due date of the bill or up to date of its payment, whichever occurs first. Arrears interest shall be applied as from the ninth day following the due date of the bill, up to the date of its payment. Under no circumstances may this interest be accumulated or applied simultaneously.

6.7        If THE CUSTOMER made any observations to the bill, within the term stipulated in 6.5, THE CUSTOMER must pay the non-observed amount. Once the mentioned term has expired, bills may not be observed.

6.8        In case of observations of bills, the Parties shall try to solve by direct dealings any disagreements concerning the observed portion, within fifteen (15) calendar days following to the presentation of the observation.

If the observations are not reconciled by direct dealings within the term prescribed in this sub-clause, the dispute shall be resolved through arbitration pursuant to Article Twelve.

Once the dispute has been solved, whether through direct dealings or through arbitration, in case the claim submitted is not admitted, the debtor party must pay the creditor party the amount owed, plus any regular and arrear interest accrued up to the date of payment, within the following ten (10) calendar days.

6.9        The accumulation of debts for an amount equivalent to two (2) months of power supply billings, shall lead to the supply being cut off immediately, prior written notice —five days in advance — by THE POWER SUPPLIER to THE CUSTOMER. In such case, THE POWER SUPPLIER reserves the right to coordinate with the transmission company that owns the bar where the Point of Delivery is located, for the supply to be cut off. For the purposes of the provisions of this sub-clause, lack of payment of the amount observed of the bills observed by the CUSTOMER in accordance with the provisions of Sub-clause 6.5 shall not be considered part of the debt.

As long as the supply cut situation is maintained, THE POWER SUPPLIER shall bill monthly and THE CUSTOMER must pay for the charge associated with the power, as set forth in 6.2.2. If the cut off situation extends for a period in excess of two (2) months, THE POWER SUPPLIER shall be empowered to terminate the Contract due to default by THE CUSTOMER.

The supply shall only be reconnected when THE CUSTOMER has paid the full amount owed for consumption, fixed power charges, the corresponding reconnection costs and other debts, plus regular and arrears interest accrued in accordance with 6.6.

6.10     The stipulations of Sections 6.5 to 6.8 shall be applicable to the bills submitted by each party to the other (other than supply bills), for amounts owed with respect to penalties or other sums payable in accordance with the Contract. Under no circumstances may the parties offset amounts or grant unilateral discounts in the supply bills or other bills issued by the other party; which — if applicable — shall represent an act of non-compliance with the Contract.

ARTICLE SEVEN: POINT OF DELIVERY

The Point of Delivery of the power supply subject matter of this Contract shall be the 60 kV Bar of the Guadalupe Sub-Station.

ARTICLE EIGHT: TECHNICAL FEATURES

THE POWER SUPPLIER agrees to supply the electricity subject matter of the Contract to THE CUSTOMER at the Point of Delivery, abiding by the conditions related to product quality and supply quality specified in the Electricity Services Quality Technical Standard (NTCSE), approved by Supreme Decree 020-97-EM, as well as the current and future amendments, interpretations, complementary and/or substituting provisions.

In accordance with the provisions of the NTCSE, for the purposes of application of such Standard, the nominal tension shall be taken into account, this being equal to the average of the tension recorded at the respective Point of Delivery, for the past twelve (12) months; or, of the number of months elapsed since the Start Date, if lower than twelve (12).

ARTICLE NINE: READING

9.1        THE POWER SUPPLIER shall be responsible for the installation and maintenance of its reading equipment or for the hiring — without any cost whatsoever for THE CUSTOMER — of the equipment needed to read consumption parameters and parameters associated with the quality of the electricity supplied to THE CUSTOMER, at the points of reading — associated to the Point of Delivery — as mentioned in the unifilar scheme shown in Exhibit 3.

9.2        The power and energy meter shall be electronic, multi-function, Class 0.2 IEC or higher, with a mass information storage memory capacity of at least thirty-five (35) days, with integration intervals every 15 minutes, including modem for remote inquiries.

THE CUSTOMER may install reading equipment similar to that owned by THE POWER SUPPLIER, this being in the account of THE CUSTOMER with respect to acquisition, installation and corresponding maintenance expenses.

9.3        Time updating, as well as any modifications to the configuration of the reader’s base page and/or memory, which may become necessary, shall be performed under the sole responsibility of THE POWER SUPPLIER, through teleprocessing or on site, prior telephone notice to THE CUSTOMER. Once these actions have been carried performed, THE POWER SUPPLIER shall forward to THE CUSTOMER by electronic mail, the file for every meter, containing the information stored up to the interval of fifteen (15) minutes immediately preceding the execution of the specified actions.

Any on site intervention on the reading equipment, which may result in the alteration of the records (substitutions, contrasts, etc.) shall be made by the POWER SUPPLIER, prior written notice to THE CUSTOMER, at least three (3) business days in advance; with THE CUSTOMER being entitled to witness such interventions and to sign the corresponding reports. Non-attendance by the representative of THE CUSTOMER to the said interventions, shall be no impediment for their undertaking, and it shall not invalidate the results.

9.4        THE POWER SUPPLIER shall use, for the monthly billing, the information stored in the memory of the meter installed at the points of reading mentioned in 9.1, as from midnight at the beginning of Day One, to midnight at the end of the last day of every month.

9.5        THE POWER SUPPLIER shall provide to THE CUSTOMER — at no cost whatsoever — the facilities required to access the information recorded in the meter under THE POWER SUPPLIER, via remote inquiry and/or direct reading, in accordance with the technical procedure set forth to that effect.

9.6        For the reading of the power consumed at the Point of Delivery, the average value of power recorded in each fifteen-minute integration periods corresponding to the supply month shall be considered.

9.7        A meter installed under liability of THE POWER SUPPLIER shall be matched at the Reading Laboratory of THE POWER SUPPLIER — at no cost whatsoever for THE CUSTOMER —, prior to its installation at the respective point of reading, and every three (3) years beginning with the Start Date of the supply specified in Article Four. On an extraordinary basis, the meter shall be compared whenever any of the Parties requests it in writing; in these cases, if as a result of the comparison, the equipment revealed an error in excess of that of its accuracy class, the cost of the comparison shall be in the account of THE POWER SUPPLIER, and if the error was equal to or lower than such limit, the cost of the comparison shall be in the account of the requesting party.

In the same instances specified in the preceding paragraph, THE CUSTOMER may request a verification of the accuracy of the meter, by the National Institute of Defense for the Competition and Protection of Intellectual Property (INDECOPI); or, in case INDECOPI did not have the elements necessary to carry out such verification, it may request the issuing of a certification by this entity, stating that the comparison made by THE POWER SUPPLIER is accurate.

9.8        In case that due to any fault in the reading equipment the amounts of electricity consumed by the CUSTOMER had not been appropriately recorded, or if tests performed on the reading equipment reveal that there was an error greater than that of its accuracy class, or that due to any reasons, the information recorded in the reading equipment is not available, THE POWER SUPPLIER will prepare the corresponding billing from the month when the fault was detected or when the reading information was not available, using the best information available, which shall be compatible with the balance made or approved by the COES at the corresponding transfer bar.

ARTICLE TEN: OPERATIONAL COORDINATION

10.1      Emergency situations that occur in the SEIN and result from unexpected failures or outages of power supply and/or transmission equipment shall be immediately notified by THE POWER SUPPLIER to THE CUSTOMER via telephone and followed by notice via fax or e-mail within twenty-four (24) hours, indicating causes for the mentioned failures or outages when possible. The parties shall follow the corresponding procedure established by the Technical Regulation for Operating in Real Time, in accordance with the provisions set forth in Sub-Clause 14.6.

10.2      The parties hereby agree to share information on yearly maintenance programs for the respective power facilities involved for which each of the parties is responsible, i.e. from the Point of Delivery to THE POWER SUPPLIER and then from the Point of Delivery to THE CUSTOMER, as soon as such information becomes available, in order to make the necessary arrangements in order to minimize effects on the normal supply of electricity to THE CUSTOMER.

ARTICLE ELEVEN: FORCE MAJEURE

11.1      The definition and contents of force majeure (including acts of God) shall be governed by Section 1315 et seq of the Peruvian Civil Code.

11.2      The party directly affected by a force majeure event shall immediately notify the other party in writing and within no more than forty-eight (48) hours of the event, demonstrating the manner in which it affects its contractual obligations and indicating an estimated timeframe. The notified party may observe the force majeure or its contractual implications within five (5) business days as from receiving notification, in which case the dispute shall be settled under Article 12.

11.3      The party which fulfillment of its obligations is affected by an act of God or force majeure shall put forth its best effort to resolve the breach as soon as possible. If, despite this, the act of God or force majeure continues for more than three (3) months and substantially affects the fulfillment of its contractual obligations, either party may terminate the contract.

ARTICLE TWELVE: SETTLEMENT OF DISPUTES

12.1      Any dispute that should arise between the parties regarding the contract shall be resolved in a direct manner within ten (10) business days, extendable by mutual consent of the parties.

12.2      If an agreement is not reached directly within the term established in Sub-Clause 12.1, the parties agree that disputes arising from this Contract shall be settled by de jure arbitration, unless the parties expressly agree to settle a specific dispute by de facto arbitration. The arbitration shall be conducted in accordance with the Rules and Regulations of Arbitration of the Lima Chamber of Commerce, except when naming the arbitrators, in which case the provisions agreed upon in Sub-Clause 12.3 shall govern, as well as Executive Order (Decreto Legislativo) 1071.

12.3      The arbitration court shall consist of three (3) arbitrators, one appointed by each party and a third arbitrator appointed by the two arbitrators designated by each party.

If the parties fail to appoint arbitrators in the arbitration request or in their reply, the remaining arbitrator or arbitrators shall be designated by the Arbitration Center of the Lima Chamber of Commerce.

If the designated arbitrators do not reach an agreement regarding the selection of the third arbitrator in the term specified in the Rules and

Regulations of the Arbitration Center of the Lima Chamber of Commerce, the designation of the third arbitrator shall be made by said administrative entity for arbitration.

12.4      The provisions set forth in Sub-clause 12.3 shall be applied when naming substitute arbitrators, if necessary.

12.5      The arbitration court shall be held in Lima and the award issued shall be final and conclusive.

12.6      The expenses incurred in the arbitration proceeding, including arbitrators’ fees, shall be assumed by the parties, as ordered in the arbitration award or ruling.

12.7      Without prejudice to the arbitration agreement hereof, the parties submit themselves to the jurisdiction of the Judges and Courts of the District of Lima, thereby waiving the jurisdiction of their respective legal domiciles.

ARTICLE THIRTEEN: TERMINATION OF THE CONTRACT

13.1      Grounds for Contractual Termination due to Non-Compliance with Prior Notice to the Breaching Party

13.1.1         Except for those grounds included in Sub-clause 13.2 hereof, the parties hereto agree that in the event that either party breaches any of its obligations under the Contract, the aggrieved party may request a notarized letter indicating it will meet the provision within a term of no less than thirty (30) days, otherwise, the Contract shall be terminated.

13.1.2         In the event of breach by either party, the other party shall be permitted to request payment for damages expressly provided for in this Contract. In no case shall the parties be responsible for any other damage not covered herein, including damages which are accidental, punitive, direct, indirect, caused by third parties and/or loss of profit.

13.1.3         If the Contract is terminated in accordance with Sub-clause 13.1.1, the party responsible for such grounds shall pay the opposing party a penalty equal to twelve (12) times the total average monthly bill for the last twelve (12) months, or the actual period is less than twelve (12) months. The penalty must be paid no later than thirty (30) days as from the date of termination of the Contract.

13.1.4         The parties expressly agree that the penalty indicated in the preceding paragraph shall constitute the maximum limit of liability of either party for damages resulting from or related to breach of obligations under this Contract.

13.2 Grounds for Termination of the Contract as a Matter of Law

13.2.1         Either party shall reserve the right to terminate this Contract as a matter of law if any of the following grounds constituting alleged breach are confirmed, pursuant to the provisions of Article 1430 of the Civil Code:

a)      If the other party is declared bankrupt by the competent authority by a final ruling.

b)      If the other party is threatened with forced or voluntary dissolution or liquidation.

c)      If the other party is voluntarily or unwillingly prevented from developing its corporate purpose.

d)      If the obliged party is unaware of or fails to fulfill the arbitration awards or injunctions under Article 12 and, in the case of arbitration awards, had not been subject of appeal of annulment during the legal term provided or, if appropriate, when presenting an appeal of annulment, said annulment had been dismissed by the Judiciary.

e)      If the other party transfers its obligations under this contract to a third party without the prior written consent of its counterpart.

f)       If a force majeure event prevents the total or partial performance of the Contract for a term longer than three (3) months, pursuant to Article 11.

13.2.2         THE POWER SUPPLIER shall also reserve the right to terminate this Contract as a matter of law on the ground of default in payment under Sub-clause 6.9 hereof, provided, in this case, that the outage lasts more than two (2) months.

Moreover,  THE CUSTOMER shall also reserve the right to terminate this Contract as a matter of law in the event of breach by THE POWER SUPPLIER to (i) provide energy to THE CUSTOMER for more than thirty (30) consecutive calendar days or thirty (30) total days during a sixty-day calendar period, provided the breach is not due to an act of God or force majeure, or (ii) pay in an unreasonable manner the compensation established in the NTCSE and this contract.

13.2.3         For a termination to take effect as a matter of law, the non-breaching party shall notify the other party via notary of its decision to terminate, indicating the specific ground confirmed to have been breached.

13.2.4         In the event the Contract is terminated as provided in Sub-clauses 13.2.1.d, 13.2.1.e and 13.2.2, the party liable for termination shall pay the other party a penalty equal to twelve (12) times the total average monthly bill for the last twelve (12) months, or the actual period is less than twelve (12) months.

13.3     Unilateral Termination of Contract Without Cause

13.3.1         Either of the parties may terminate the contract without cause by notification to the other party via notary at least ninety (90) calendar days prior to the anticipated effective date of termination. Unilateral termination shall result in the breaching party being required to pay the other party a penalty equal to twelve (12) times the total average monthly bill for the last twelve (12) months, or twelve (12) times the total average monthly bill for the months billed, if the actual period is less than twelve (12) months.

13.3.2         The penalty shall be paid within thirty (30) calendar days as from the date of termination of the Contract.

13.3.3         The parties expressly declare that the agreed upon penalty restricts the right to compensation in compliance with said provision, by which the creditor of this penalty shall have no right to request a larger payment for compensation or further damage.

13.4     Standard Provision

Except where specifically provided for in this Contract, the failure of either party to demand the opposing party’s strict adherence to any provision of this Contract or exercise any right thereunder, shall not be construed as a waiver or abandonment of the right of said party to appeal the respective contractual provision or to exercise its rights, unless there is an express written waiver. No waiver executed by either party concerning any provision hereof or the exercise of any right in the case of any breach hereunder shall be considered to be an applicable precedent in the future for other situations or clauses, rights or violations.

ARTICLE FOURTEEN: LIABILITY OF THE PARTIES

14.1      THE POWER SUPPLIER is hereby obliged to provide compensation to THE CUSTOMER for breaches in the quality standards established in the NTCSE for the amounts determined in accordance with said Standard, except in cases of force majeure or acts of God, as specified in Article 11. THE POWER SUPPLIER shall make payments for said compensations to THE CUSTOMER according to the provisions established in the NTCSE.

14.2      THE CUSTOMER shall prevent voltage fluctuations, imbalances and harmonic fluctuations, as well as any other disturbances produced by the

SEIN as a result of the operation of the facilities of THE CUSTOMER, from exceeding the limits established by the NTCSE. In any case, THE CUSTOMER is obliged to pay THE POWER SUPPLIER compensation for any disturbance above the limits established by the NTCSE caused to the SEIN by THE CUSTOMER. Pursuant to the chain of payment established in this Standard, THE CUSTOMER shall pay THE POWER SUPPLIER for the amount THE POWER SUPPLIER must pay to the other companies comprising the SEIN.

14.3      In cases where the law or contract provides for the payment of penalties, those penalties shall constitute the only obligations of the parties concerning the payment of damages and, in the case of the payment of penalties agreed upon, no proof of damage shall be necessary.

14.4      In cases where the law or contract provides for the payment of compensation between the parties, said compensation shall be limited to payment for direct damages and, in no case, shall guarantee the payment of compensation for loss of profits, which the parties both waive.

14.5      THE POWER SUPPLIER agrees to send THE CUSTOMER copies of the reports released by COES concerning events occurring in the operation of the SEIN that have affected the power supply to THE CUSTOMER.

14.6      THE CUSTOMER and THE POWER SUPPLIER, in their capacity as Members of the SEIN, are obliged to comply with the provisions established in the Technical Regulation for Coordinating Operation in Real Time for Interconnected Systems, approved by Resolution of the Director’s Office 014-2005-EM/DGE, as amended.

ARTICLE FIFTEEN: GUARANTEE

15.1      Either of the Parties, when there is duly confirmed evidence of breach by the other party of any of its material obligations established in this Contract, may require the breaching party — as a performance bond — to present a bank letter of guarantee, issued by a first-class Peruvian bank which, at the time of issuing said letter of guarantee, has been classified as a Category I institution by the Investment Classification Commission (CCI), published by the Superintendency of Banking, Insurance, and Private Pension Fund Management Companies for short-term instruments.

The letter of guarantee shall be joint and several, unconditional, irrevocable and of automatic execution at the sole request of the receiving party by means of a notarized letter without the need for a coercive demand for its payment or execution. In any case, the wording of the letter of guarantee shall be previously approved by the receiving party.

15.2      The letter of guarantee indicated in Sub-clause 15.1 shall be for an amount equivalent to the financial value of the breach up to a maximum of US$

2,500,000 (Two Million Five Hundred Thousand U.S. Dollars) and shall be delivered to the party receiving the letter of guarantee within fifteen (15) business days as from the date the letter was requested by the other party. It shall also be valid for a period of six (6) months renewable, during which the party which delivered the letter of guarantee shall remain obliged to submit an updated letter a minimum of five (5) business days prior to the expiration of the letter of guarantee, so as to always maintain the validity established in this sub-clause. In the event that the party that had delivered the letter of guarantee demonstrates that the ground giving rise to its delivery is no longer valid prior to the expiration of the letter of guarantee, said party shall be relieved of any obligation to supply a new letter.

15.3      If, during the term of the Contract, the letter of guarantee is executed, the party which letter of guarantee was executed shall deliver to the requesting party — within five (5) business days as from its execution — a new letter of guarantee for the amount requested, so as always to maintain the amount agreed upon in Sub-clause 15.2.

If the execution of the letter of guarantee should correspond to a financial claim for an amount less than that established by the letter of guarantee, the requesting party shall deliver, upon receiving the new letter of guarantee, a cashier’s check for the excess balance to the party which letter of guarantee was executed.

ARTICLE SIXTEEN: DOMICILE

For the purposes of this Contract, the parties hereto indicate their domiciles to be the following:

THE POWER SUPPLIER	:	Av. Pedro Miotta 421, San Juan de Miraflores, Lima.

THE CUSTOMER	:	Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, Lima.

Any party changing its address shall notify the other party at least seven (7) days in advance. Otherwise, the addresses indicated in this clause shall be valid and fully effective for communications and notices.

ARTICLE SEVENTEEN: EXHIBITS

Duly signed by the Parties, the following exhibits form an integral part of the Contract:

Exhibit 1             :        Definitions

Exhibit 2             :        Electricity Supply Tariff

Exhibit 3             :        Single-line Diagram ndicating the points of measurement associated with the Point of Delivery

ARTICLE EIGHTEEN: MISCELLANEOUS PROVISIONS

18.1      Amendment of the Contract

In order to be applicable, any amendments to the Contract agreed upon during the Contract term must be signed by the authorized representatives of the Parties.

18.2      Applicable Law

The laws of the Republic of Peru effective at the date of execution of the Contract shall apply in all matters not covered herein.

18.3      Captions

The captions appearing next to each clause of this Contract are intended solely as a reference and are not to be used to interpret this Contract.

18.4      Partial Invalidity

In the event one or more clauses or sub-clauses of the Contract are rendered null and void, said nullity shall not affect the remaining provisions hereof.

18.5      Assurances and Guarantees of the Parties

Each party hereby declares and guarantees to the other party that, at the date of execution of this Contract, (i) it is a corporation duly organized and existing pursuant to the applicable laws, (ii) it is duly authorized to enter into this Contract and assume the responsibilities established hereof pursuant to its bylaws and applicable laws, (iii) the execution and performance of this Contract does not constitute a violation of any term or provision, or default of (a) any contract or agreement of which said party or any of its affiliates or related parties is part, or by which its assets are liable, (b) its articles of incorporation, or (c) any laws applicable to said party which breach or violation could have a significant adverse effect on its ability to meet its obligations under this Contract, and (iv) it is not an entity entitled to sovereign immunity or other similar right, except as stipulated in the applicable laws in force.

18.6      Assignment

Any of the parties may assign the Contract to a third party with prior express written consent of the party, provided the third party assignee expressly agrees to assume the entire contract of the assignor party.

IN WITNESS WHEREOF and in agreement and approval of each and every provision of this Contract, the representatives of the parties hereunto set their hands in two (2) counterparts of the same tenor in the city of Lima, this 3rd day of June, 2010.

by THE CUSTOMER	by THE POWER SUPPLIER

Lino Abram Caballerino Humberto Nadal Del Carpio	César Raúl Tengan Matsutahara

EXHIBIT 1

OPEN PRICE POWER SUPPLY CONTRACT ENTERED INTO BY AND BETWEEN ELECTROPERÚ S.A. AND CEMENTOS PACASMAYO S.A.A.

DEFINITIONS

1.                           “COES” means Committee for the Economic Operation of the National Interconnected Electrical System, with the scope referred to in Article 39 and thereafter of the Law and its Regulations.

2.                           “Contract” means this Power Supply Contract, including the exhibits hereof, which, duly signed by the parties, form an integral part of this Contract, in addition to any future amendments agreed upon by the parties in writing in accordance with Sub-clause 18.1.

3.                           “Cost of Uninstalling Active Energy” is the sum of: i) the valuation of the corresponding active energy calculated by employing the marginal costs of SEIN used by COES in valuating active energy transfers between power suppliers, duly reflected at the Point of Delivery; and ii) the valuation of the proportion of said energy for all other charges associated with uninstalling active energy from THE POWER SUPPLIER assigned by COES to THE POWER SUPPLIER for the corresponding month.

4.                           “Monthly Maximum Demand” means the highest value of power consumption recorded by THE CUSTOMER in any 15-minute interval during the corresponding month.

5.                           “Monthly Maximum Demand During Peak Hours” means the highest value of power consumption recorded by THE CUSTOMER at the Point of Delivery during any 15-minute interval of a peak hour in the corresponding month.

6.                           “Monthly Maximum Demand During Off-Peak Hours” means the highest value of power consumption recorded by THE CUSTOMER at the Point of Delivery during any 15-minute interval of an off-peak hour in the corresponding month.

7.                           “Monthly Coincident Demand” means the monthly demand of THE CUSTOMER, registered at the Point of Delivery, coinciding with the monthly maximum demand of SEIN, registered by COES.

8.                           “Day” means calendar day and is a period of twenty-four (24) hours beginning at 12 am and ending at 12 pm.

9.                           “Business Day” means each day, Monday to Friday, except non-working days or those declared to be non-working days in Peru by the competent authority.

10.                     “THE CUSTOMER” means CEMENTOS PACASMAYO S.A.A.

11.                     “Maximum Energy” means the sum of the Maximum Energy during Peak Hours and Off-Peak Hours.

12.                     “Maximum Energy During Peak Hours” is the amount of energy expressed in kWh, calculated by adding the products obtained by multiplying: (i) the ratio of the sum of the Maximum Power and the power consumption tolerance established in 3.1 when applicable (expressed in kW) during peak hours, and the Monthly Maximum Demand During Peak Hours; (ii) by each of the active energy values corresponding to the successive 15-minute intervals during peak hours in the supply month, recorded at the Point of Delivery.

13.                     “Maximum Energy During Off-Peak Hours” is the amount of energy expressed in kWh, calculated by adding the products obtained by multiplying: (i) the ratio of the sum of the Maximum Power and the power consumption tolerance established in 3.1 when applicable (expressed in kW) during off-peak hours, and the Monthly Maximum Demand During Off-Peak Hours; (ii) by each of the active energy values corresponding to the successive 15-minute intervals during off-peak hours in the supply month, recorded at the Point of Delivery.

14.                     “Start Date” is January 1, 2011.

15.                     “Hertz” or “Hz” means unit of electric frequency, one cycle per second.

16.                     “Kilowatt” or “kW” means the power required to perform work at a rate of one kilojoule per second.

17.                     “Kilovolt” or “kV” means the potential difference between two points on a conductor carrying a current of one ampere when the power dissipated between the two points is one kilovolt-ampere.

18.                     “kWh” means the unit of electric energy in kilowatt hours.

19.                     “THE POWER SUPPLIER” means ELECTROPERÚ S.A.

20.                     “Law” means the Electrical Concessions Law, approved by Executive Order (Decreto Ley) 25844 and Law 28832.

21.                     “Megawatt” or “MW” means one thousand kilowatts (1,000 kW).

22.                     “Month” means the period of time starting from any date of one calendar month to the date before in the following calendar month or, if no such date exists, the last day of said month.

23.                     “Party” means ELECTROPERU S.A. or CEMENTOS PACASMAYO S.A.A., as appropriate.

24.                     “Parties” means ELECTROPERU S.A. and CEMENTOS PACASMAYO S.A.A.

25.                     “Maximum Power” is the maximum power THE POWER SUPPLIER agrees to provide THE CUSTOMER, as provided in Sub-clause 3.1.

26.                     “Minimum Power” is the minimum power THE CUSTOMER agrees to purchase from THE POWER SUPPLIER, as provided in Sub-clause 3.1.

27.                     “Point of Delivery” is the rod in the substation mentioned in Article 7.

28.                     “National Interconnected Electrical System (SEIN)” means the Interconnected System established by the Peruvian Ministry of Energy and Mines, as provided in Section 58 of the Law.

EXHIBIT 2

OPEN PRICE POWER SUPPLY CONTRACT ENTERED INTO BY AND BETWEEN ELECTROPERÚ S.A. AND CEMENTOS PACASMAYO S.A.A.

ELECTRICITY SUPPLY TARIFF

1.                          INITIAL UNIT PRICES AT THE POINT OF DELIVERY

Contract Period: January 1, 2011 to December 31, 2020.

Point of Delivery Associated with the 60kV Reference Rod at the Guadalupe Substation.

	Active Energy US$/MWh		Power US$/kW-month
Item	Peak Hours	Off-Peak Hours	Peak Hours
Generation Prices
Generation Prices at the Reference Rod: 60 kV Rod at the Guadalupe Substation	40.74	37.42	5.96
Generation Prices at the Point of Delivery:
60 kV Rod at the Guadalupe Substation	40.74	37.42	5.96

2.                           TRANSMISSION PRICES

The transmission prices to be added to the generation prices offered shall be fixed and regulated by OSINERGMIN and later adjusted for use according to their corresponding updating formulas.

Currently, the transmission prices to add are the following:

•                  Toll Charge for Connection to the Main System of Transmission (PCSPT) — includes the charge for security of supply, transport of natural gas for electrical power supply and the unit charge for additional power supply —, expressed in Nuevos Soles/kW-month, effective in the corresponding month. As reference, as at the date of the Offer, the PCSPT charge is equal to 17.01 Nuevos Soles/kW-month, effective as from February 4, 2010, as established by OSINERGMIN for large open users.

•                  The Toll for Secondary Transmission and Complementary Transmission Systems assigned to: i) Demand Area 3 which, at the date of the Offer, is equal to 0.5691 ctm Nuevos Soles/kWh (Accumulated in AT); and ii) Demand Area 15 which is equal to 0.0579 ctm Nuevos Soles/kWh

(Accumulated in AT); both effective as from February 4, 2010, as established in OSINERGMIN Resolution 184-2009-OS/CD, amended by Resolution 279-2009-OS/CD.

3.                          GENERATION PRICE ADJUSTMENT FORMULAS

The power and active energy generation prices at the Point of Delivery established in Item 1 shall be adjusted on a monthly basis in accordance with the following formulas:

For power:

P1 = P0 [(PPI1/PPI0)]

For active energy:

E1 = E0*FA

Where

FA = [0.50(PPI1/PPI0)+0.37(PNG/PNG0)+0.07(PBC/PBC0)+0.06(PR6/PR60)]

Where:

P1	:	Generation price for power to be billed.

P0	:	Initial generation price for power at the Point of Delivery indicated in Item 1.

PPI1	:

Producer Price Index — Commodities, not seasonally adjusted — PPI for the corresponding billing month, published officially online by the U.S. Department of Labor — Bureau of Labor Statistics at http://data.bls.gov/cgi-bin/srgate, accessible by then typing the number “wpusop3000” under “Enter series id(s) below” and selecting “retrieve data”. The most recent PPI value (preliminary or official) published the day THE POWER SUPPLIER sends THE CUSTOMER the billing calculation mentioned in Sub-clause 6.3 of the Contract shall be used as PPI1.

PPI0 :	Initial PPI equal to 177.3, recorded in February 2010.

E1	:	Generation price for active energy to be billed.

E0	:	Initial generation price for active energy at the Point of Delivery indicated in Item 1.

PNG	:

Price of natural gas — including its related transportation and delivery costs — in the resolutions by which OSINERGMIN sets the bar tariffs. According to said resolutions, PNG = Maximum Reference Price for Natural Gas, expressed in Nuevos Soles/MMBTU using the exchange rate (ER), which shall be established in accordance with the provisions contained in the

“Procedure for Determining the Price Ceiling for Natural Gas to Calculate Bar Tariffs”.

For the purpose of determining the PNG for the last day of the supply month, the indicated price, expressed in Nuevos Soles/MMBTU, shall be converted to US$/MMBTU using the average weighted exchange rate for selling Nuevos Soles corresponding to the last business day of the supply month subject matter of the invoice, published in the El Peruano newspaper by the Superintendency of Banking and Insurance and Private Pension Fund Management Companies, or the competent body in its place.

PNG is the value published by OSINERGMIN at http://www2.osinerg.gob.pe/gart.htm and can be accessed by selecting “Combustibles-Precios de Referencia de combustibles”, followed by “Precio de Gas Natural” for the corresponding supply month.

For the purpose of the price adjustment formula, the PNG shall be used without including applicable natural gas taxes.

PNG0	:	Initial price for natural gas equal to 2.2444 US$/MMBTU, effective February 28, 2010.

PR6	:

Net price for No. 6 residual oil used for Electric Generators at the Callao Plant, published by PETROPERU on its website (http://www.petroperu.com.pe/portalweb/Main.asp?Seccion=4), expressed in Nuevos Soles/Gallon, excluding applicable fuel-related taxes and effective the last day of the supply month. For more information, click on “Lista de Combustibles”.

PR60	:	Initial net price for No. 6 residual oil, equal to 3.52 Nuevos Soles/Gallon, effective February 28, 2010.

PBC	:

Reference price for bituminous coal imports, determined and published by OSINERGMIN under Resolution 062-2005-OS/CD, effective the last day of the supply month and expressed in US$/ton, excluding applicable coal import and/or sales taxes. PCB is the price of coal published by OSINERGMIN at http://www2.osinerg.gob.pe/gart.htm and can be accessed by selecting “Combustibles-Precios de Referencia de carbón”.

PBC0	:	Initial reference price for bituminous coal imports, equal to 85.99 US$/ton, effective February 28, 2010.

4.                          POWER AND ENERGY TARIFF PERIODS

i)            Power:

• Peak Hours	:	6 pm to 9 pm, Monday to Saturday, except national non-working holidays.

• Non-Peak Hours	:	12 am to 6 pm and 9 pm to 12 pm, Monday to Saturday, except national non-working holidays; and 12 am to 12 pm, Sundays and non-working holidays.

.

In the event the Monthly Coincident Demand occurs during Off-Peak Hours, THE POWER SUPPLIER shall issue an invoice and THE CUSTOMER shall pay the corresponding power charges.

ii)         Energy:

• Peak Hours	:	6 pm to 11 pm, Monday to Saturday, except national non-working holidays.

• Off-Peak Hours	:	11 pm to 6 pm, Monday to Saturday, except national non-working holidays; and 12 am to 12 pm, Sundays and non-working holidays.

EXHIBIT 3

OPEN PRICE POWER SUPPLY CONTRACT ENTERED INTO BY AND BETWEEN ELECTROPERÚ S.A. AND CEMENTOS PACASMAYO S.A.A.

SINGLE-LINE DIAGRAM INDICATING THE POINTS OF MEASUREMENT ASSOCIATED WITH THE POINT OF DELIVERY

GC-KO/Mcp-jcj

332272K11.3